UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 5, 2012

CORNERSTONE CORE PROPERTIES

REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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Item 1.01	Entry Into a Material Definitive Agreement

20100 Western Avenue Lease Agreement

On June 5, 2012, COP-Western Avenue, LLC (the “Lessor” or the “Company”), our wholly owned subsidiary, entered into a lease agreement (the “Agreement”) with Fujitsu Ten Corporation of America, a California corporation (“Fujitsu” or the “Lessee”) to lease approximately 56,520 square feet of space at the 20100 Western Avenue, Torrance, California property (“Western”).

Under the terms of the Agreement, the lease has a term of seven years and expires on May 31, 2019. The monthly base rent is $43,269 and automatically increases six percent every two years. The Lessee shall receive free rent for the first eight months of the lease term and one-half of monthly free rent under the lease during the months of February 2013 through May 2013. Additionally, the Company will reimburse the Lessee for up to $600,000 of site improvements constructed by the Lessee.

The Lessee shall have the one-time right to terminate the lease any time between July 1, 2017 and November 30, 2017 provided that Lessee shall (i) deliver a written notice to Lessor at least one hundred eighty days prior to the termination date, (ii) on or before the termination date, deliver funds to Lessor in an amount equal to all unamortized leasing costs, which include brokerage commissions, tenant improvements and abated rent, and (iii) have paid to Lessor all rent due under the lease for the period prior to the termination.

Further, the Lessee has one option to renew the lease for a term of sixty months with written notice no later than nine months prior to the expiration of the lease. If the option is exercised, the monthly base rent will be adjusted to reflect the current fair market rent and escalations for comparable space at other similar office/industrial buildings within the Torrance, California area.

Subsequent to the execution of the lease agreement, Western is 100% occupied.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: June 11, 2012	By:	/s/ Stephen I. Robie
Stephen I. Robie,
Chief Financial Officer